EX-99.CODE ETH

                                                                       S&S DRAFT


                                   (POLICY 27)

                CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR
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                               FINANCIAL OFFICERS
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     I.   COVERED OFFICERS, PURPOSE OF THE CODE

         This Code of Ethics (the "Code") for the Fund applies to its Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (as of August 2005, Ray Nolte as President and Jennifer Magro as Treasurer; each, a "Covered Officer") for the purpose of promoting:

          o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

          o full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

          o compliance with applicable laws and governmental rules and regulations;

          o prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

          o    accountability for adherence to the Code.

          Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Any question about the application of the Code should be referred to the Fund's Chief Legal Officer (initially Millie Kim, General Counsel of the Fund's investment adviser).

     II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

          OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes, or appears to interfere, with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.(1)

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(1) Because conflicts of interest may arise as a result of family relationships,
each  Covered  Officer  should   consider  such  potential   conflicts  and,  if
appropriate, familiarize his or her family members with the Covered Officer's relevant obligations under this Code.


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          Certain conflicts of interest arise out of the  relationships  between
     Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" (as defined in the Investment Company Act) of the Fund. The Fund's and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code, unless or until the Chief Legal Officer determines any violation of such programs and procedures is also a violation of this Code.

          Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and its investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Fund and its investment adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Directors ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

          Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

         Each Covered Officer must not:

     o use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Fund;

     o cause the Fund to take action, or fail to take action, for the (direct or indirect) individual personal benefit of the Covered Officer rather than the benefit of the Fund; or

     o use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

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          Each Covered  Officer must,  at the time of signing this Code,  report all affiliations and significant business interests outside the Citigroup, Inc. corporate group and must update the report annually.

          Conflict of interest situations should always be approved by the Chief Legal Officer and, if material, be communicated to the relevant Fund's Board of Directors. Examples of these include:

     o    service as a director on the board of any company;

     o accepting directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity with which the Fund has current or prospective business dealings, not including occasional meals or tickets to theatre or sporting events or other similar entertainment, provided it is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

     o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, principal placement agent/underwriter, or any affiliated person thereof;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

     III. DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Directors and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and its adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

     o it is the responsibility of each Covered Officer to use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

     IV.  REPORTING AND ACCOUNTABILITY


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                                                                       S&S DRAFT

         Each Covered Officer must:

     o upon adoption of the Code (thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read and understands the Code;

     o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

     o not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith; and

     o notify the Chief Legal Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

          The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any explicit or implicit waivers(2) sought by a Covered Officer must be considered by the Audit Committee of the relevant Fund as described below.

          The Fund will follow these procedures in investigating and enforcing this Code:

     o the Chief Legal Officer will take appropriate action to investigate any potential violations reported to him or her;

     o if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action, but will meet with the person reporting the violation for the purpose of informing such person of the reason for not taking action;

     o any matter that the Chief Legal Officer believes is a violation will be reported to the Audit Committee of the Fund's Board;

     o if the Audit Committee concurs that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer as an officer of the Fund;

     o    the Audit  Committee  will be  responsible  for granting  waivers,  as appropriate, provided that waivers will be considered only if supported by a written request on behalf of the relevant Covered Officer explaining the basis for such request and how the waiver may be implemented consistent with the principles underlying this Code; and


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(1) Item 2 of Form N-CSR defines  "waiver" as "the approval by the registrant of a material departure form a provision of the code of ethics" and "implicit waiver" as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.


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     o    any changes to or waivers of this Code will,  to the extent  required, be disclosed as provided by SEC rules.

          The Audit Committee, in determining whether waivers should be granted or whether violations have occurred, and the Chief Legal Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they determine to be appropriate, including, but not limited to, another senior legal officer of the Fund or its investment adviser or its affiliates, counsel to the Fund or its investment adviser or such affiliate, counsel to the Independent Directors, or (subject to applicable pre-approval requirements) independent auditors or other consultants



     V. OTHER POLICIES AND PROCEDURES

          This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's investment adviser, principal placement agent/underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code, unless any provision of this Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Fund's and its investment adviser's and principal placement agent/underwriter's codes of ethics under 17j-1 under the Investment Company Act are separate requirements that may apply to the Covered Officers and others, and are not part of this Code.

     VI. AMENDMENTS

          Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

     VII. CONFIDENTIALITY

          All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Directors and their counsel, the Fund and its counsel and the investment adviser and its counsel (and, as relevant, any other person described in the last paragraph under "Reporting and Accountability" above).



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     VIII. INTERNAL USE

          The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion


     I have read and understand the terms of the Code. I recognize the responsibilities and obligations incurred by me as a result of my being subject to the Code. I hereby agree to abide by the Code.


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Date:
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[to be executed by each Covered Officer]